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                                                                 EXHIBIT 12


POWERTEL, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (IN THOUSANDS, EXCEPT RATIO)


                                                THREE MONTHS ENDED
                                                   MARCH 31, 1997
                                               ---------------------
Earnings before income taxes and
   cumulative effect of change in accounting
   principle.................................  $             (29,566)

Add (deduct):
      Fixed charges..........................  $              15,079
      Interest capitalized...................  $              (6,701)
                                               ---------------------
Earnings as adjusted.........................  $             (21,188)
                                               =====================


Fixed Charges:
      Interest expense.......................  $               7,431
      Capitalized interest...................  $               6,701
      Debt issuance costs....................  $                 373
      Rent expense (1/3 of total)............  $                 574
                                               ---------------------
                                               $              15,079
                                               =====================

Ratio of earnings to fixed charges...........  $                -
                                               =====================

Deficiency...................................  $              36,267
                                               =====================